Global Water Resources Files Settlement Agreement for GW-Santa Cruz and GW-Palo Verde Rate Cases
If Approved, Settlement Agreement Provides $2.3 Million in Additional Net Revenue for GW-Santa Cruz to Support Infrastructure Investment
PHOENIX, AZ – April 29, 2026 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, has filed a settlement agreement with the Arizona Corporation Commission (ACC) related to the previously filed general rate cases for Global Water – Santa Cruz Water Company, Inc. (GW-Santa Cruz) and Global Water – Palo Verde Utilities Company, Inc. (GW-Palo Verde). This unanimous settlement agreement, negotiated with ACC Utilities Division Staff and the Residential Utility Consumer Office (RUCO), details the terms upon which the parties have agreed to bifurcate and settle the rate cases, including, among other things:
•an increase in GW-Santa Cruz’s annual revenue requirement of approximately $2.3 million with a rate base of $63.6 million, reflecting a capital structure of 55% common equity/45% debt and a return on equity of 9.6%;
•a requested effective date of the new rates for GW-Santa Cruz of November 1, 2026;
•an estimated bill increase for the median water user consuming 5,500 gallons per month of only $2.68;
•the withdrawal of the GW-Palo Verde rate case, with the agreement that GW-Palo Verde will refile its rate application in 2027 using a 2026 test year; and
•GW-Palo Verde’s commitment to seek an increase to the amount of the temporary bill credit for its customers of approximately $0.4 million annually until resolution of the next GW-Palo Verde rate case. The increase to the temporary bill credit is anticipated to coincide with the new rates described above for GW-Santa Cruz going into effect.
“We appreciate the joint efforts of the ACC Utilities Division Staff and RUCO in reaching this unanimous settlement,” commented Global Water Chief Operating Officer Chris Krygier.
Global Water President and CEO Ron Fleming added, “This settlement agreement marks an important step toward the inclusion of the legacy Southwest Plant in base rates. With most of the GW-Santa Cruz water assets included for rate recovery in this settlement agreement, we can turn our attention towards the goal of achieving a fair outcome in our anticipated rate application for GW-Palo Verde in 2027 for its wastewater assets. We will continue working with our community stakeholders to outline the need and benefit of these assets and why they are appropriate to include for rate recovery.”
The procedural schedule for GW-Santa Cruz’s rate case remains on track, with a hearing before an Administrative Law Judge scheduled for August 2026, followed by a Recommended Opinion and Order for the Commission’s consideration at a future open meeting.
The company expects to begin planning efforts for the anticipated 2027 rate application for GW-Palo Verde and plans to provide future updates, as appropriate.
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 39 systems which provide water, wastewater, and recycled water service. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson. Global Water recycles over 1 billion gallons of water annually with 19.3 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements within the meaning of federal securities laws and which reflect the Company’s expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the Company’s plans, expectations and estimates relating to the terms of the Settlement Agreement. These statements may be identified by the use of words such as “could,” “would,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, such as those described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact: Michael J. Liebman CFO and SVP Tel (480) 999-5104 mike.liebman@gwresources.com	Investor Relations: Ron Both or Grant Stude Encore Investor Relations Tel (949) 432-7450 GWRS@encore-ir.com

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